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                                LICENSE AGREEMENT

     This Agreement entered into as of this 1st day of March, 1998, by and between INCH, Inc., a corporation of the State of Delaware having a regular place of business at 553 8th Street, Brooklyn, New York 11215 (hereinafter referred to as "INCH"); and

     COMPACT DISC PACKAGING CORP. a corporation of the State of Delaware having a regular place of business at c/o Koerner Silberberg & Weiner, LLP, 112 Madison Avenue, New York, New York 10016 (hereinafter referred to as "CDP").

     WHEREAS, INCH is the owner of the United States Letters Patent No. 5,383,554, issued January 24, 1995, entitled "CONTAINER FOR STORING AND DISPLAYING AN ARTICLE" (hereinafter referred to as the "Patent");

     WHEREAS, INCH has developed a compact disc packaging system including a novel package or "box" for compact discs and methods of manufacturing the same, that embodies and implements the method and apparatus disclosed in the Patent, which compact disc packaging system constitutes and comprises proprietary trade secret information known only to INCH (which information is hereinafter referred to as "CD Technology");

     WHEREAS, INCH is the owner of the trademark

                                    INCH PACK

for use in connection with a CD package and INCH intends to file a United States Trademark Application for registration of such trademark (hereinafter referred to as the "Trademark");

     WHEREAS, CDP desires to obtain an exclusive license under the Patent, said CD Technology and said Trademark, to make, use, and sell a compact disc packaging system incorporating the CD Technology and using the Trademark;



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     WHEREAS, CDP desires to obtain the right to sublicense third parties
("Third Parties") under the Patent, said CD Technology and said Trademark, to permit such Third Parties to make, use, and sell a compact disc packaging system incorporating the CD Technology and using the Trademark;

     WHEREAS, INCH is willing to grant such a licenses to CDP under the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

                          ARTICLE I - Grant of License


     Section 1.1 - Subject to the terms of this Agreement, INCH hereby grants to CDP the exclusive license and right to make, have made, use, market, and sell compact disc packages coming within the scope of the invention disclosed and claimed in said U.S. Letters Patent No. 5,383,554, issued January 24, 1995, and any and all modifications and derivations thereof, and any and all corresponding Letters Patent, domestic and foreign, which may issue throughout the world (hereinafter referred to as the "Territory"), together with the right to sue and recover for infringement of said Letters Patent, and together with the right to grant sublicenses to Third Parties who are not affiliated with CDP, from and after the date of this Agreement until the termination thereof as hereinafter provided. For purposes of this Agreement, a Third Party is not "affiliated" with CDP if neither CDP, its parent or subsidiary companies, or the stockholders of CDP, its parent or subsidiary companies, or the

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respective owners of such stockholders, or their relatives, own(s) a controlling equity interest in the Third Party.

     Section 1.2 - Subject to the terms of this Agreement, INCH hereby grants CDP the exclusive license and right to make, have made, use, market, and sell compact disc packages embodying the CD Technology throughout the Territory, together with the right to sue and recover for misappropriation of the trade secrets embodied therein, and together with the right to grant sublicenses to Third Parties who are not affiliated with CDP, from and after the date of this Agreement until the termination thereof as hereinafter provided.

     Section 1.3 - Subject to the terms of Agreement, INCH hereby grants CDP the exclusive license and right to sell compact disc packages embodying the, CD Technology throughout the Territory under the Trademark "INCH PACK" in both block letters and in stylized form, together with the right to grant sublicenses to Third Parties who are not affiliated with CDP, from and after the date of this Agreement until the termination thereof as hereinafter provided.

     Section 1.4 - The licenses herein granted CDP shall extend to parent and subsidiary companies of CDP, subject to payment of royalties at the rate herein provided. CDP shall be responsible for payment of royalties due from its parent and subsidiary companies. A subsidiary of CDP, is defined for purposes of this Agreement as a corporation, a majority of the voting stock of which is owned directly or indirectly by CDP; a parent company is defined as any legal entity which is a controlling stockholder of CDP.

     Section 1.5 - CDP agrees to mark all compact disk packages incorporating the CD Technology licensed herein in accordance with the patent statutes of the United States and all other countries of the Territory with the words "U.S. Patent No. 5,383,55411 or their equivalent.

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     Section 1.6 - CDP may, but shall not be required to mark, have marked, and to require its sublicensees to mark, all products, sales literature, technical documentation and advertisements relating to compact disk packaging incorporating the CD Technology with the following trademark:

                                    INCH PACK

CDP and its sublicensees shall identify such Trademark with a superscript "TM" or, if registered, with a superscript "(R)" when used.

     Section 1.7 - In the event INCH develops a new package design that is not covered by the Patent, these new designs will be considered part of the CD Technology. In such event, INCH shall make its best efforts to obtain a patent for the new package design and CDP shall reimburse INCH for all reasonable expenses incurred thereof.

                    ARTICLE II - Royalties and other Payments

     Section 2.1 - In consideration of the rights granted by this License Agreement, CDP shall (i) pay INCH a royalty of two percent (2%) of the Cumulative Net Sales (as defined below) for each calendar quarter year, of the CD packages which are sold by CDP, its parent and subsidiary companies, and which embody or include the invention claimed in the Patent Application and any patents which may issue therefrom and/or embody or include the CD Technology, throughout the Territory; (ii) pay INCH twenty-five percent (25%) of any royalty or other fees received by CDP from any sublicenses (the "Prescribed Percentage"), which shall be paid to INCH within thirty (30) days of receipt by CDP together with a copy of any associated royalty report or fee statement received from the sublicensee; and (iii) reimburse INCH $30,000 for the

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expenses incurred by INCH in obtaining the Patent, including, but not limited to legal fees and filing fees.

     Section 2.2 - The term "Cumulative Net Sales" shall mean the gross sales of CD packages during the specified term less any returns, credits and allowances during this period. A "CD package" shall be considered to be "sold" by CDP, or its parent and subsidiary companies, when shipped, billed and paid for.

     Section 2.3 - CDP, its parent and subsidiary companies and its sublicensees, shall keep accurate records of all sales of CD Packages, which records shall be open to inspection, upon thirty (30) days written notice from INCH to CDP, its parent and subsidiary companies and its sublicensees, respectively, during normal business hours by a Certified Public Accountant provided by INCH for the sole purpose of verifying the royalty payments to be rendered hereunder. CDP, its parent and subsidiary companies and sublicensees, are not obligated to retain such records longer than three years from the due date of the respective royalty or Prescribed Percentage payment to INCH, provided that such royalties or Prescribed Percentage are duly paid.

     Section 2.4 - Royalties shall be computed on a calendar year quarterly basis commencing from the date hereof, and the amount due shall be paid within the thirty (30) days immediately following the end of the quarter year period in which they accrue. Each payment shall be accompanied by full and true statements setting forth the total number of CD Packages sold, the selling price thereof and the number and selling price of any CD Packages returned during such preceding three (3) months. CDP shall report royalties on its own operations as well as the operations of its parent and subsidiary companies and sublicensees. CDP shall be responsible for

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payment of royalties due from its parent and subsidiary companies, whether or not timely payments have been received from such companies. CDP shall use its best efforts to collect royalties from its sublicensees and may cancel the sublicense to any sublicensee who fails to report and make payment of any royalty or fee within ninety (90) days of the date required by the sublicense.

     Section 2.5 - If the total royalties paid to INCH by CDP, its parent and subsidiary companies, (the "Royalties"), does not equal or exceed a minimum total of Thirty Thousand Dollars ($30,000) for the period from January 31, 1999 to February 1, 2000, Forty Thousand Dollars ($40,000) for the twelve (12) month period thereafter, and Fifty Thousand Dollars ($50,000) for each twelve month period thereafter (the periodic threshold dollar amounts are collectively referred to as the "Minimum Royalties"), or if CDP does not obtain a cash capital investment in the amount of One Million Dollars ($1,000,000) within twenty-four (24) months of the date of this Agreement, INCH shall have the option to terminate this exclusive license upon written notice to CDP within thirty (30) days of the end of the respective period (the "Notice"). Notwithstanding the foregoing, if within thirty (30) days of receipt of such Notice CDP pays the difference between the Minimum Royalty due for the period covered by the Notice and the Royalties for such period, then CDP shall retain this exclusive license and the Notice will be null and void. In the event of a loss of this exclusive license, CDP shall continue to hold a non-exclusive license, under the terms of this Agreement at the same royalty rate as set forth in Section 2.1 above. At such time as CDP shall obtain a non-exclusive license, CDP's right to sue third parties for patent, copyright or trademark infringement and CDP's right to grant additional sublicenses to Third Parties, shall cease. CDP shall retain the right to continue to prosecute any

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lawsuit already commenced and to continue any sublicense already granted.

                            ARTICLE III - Warranties

     Section 3.1 - Each Party does hereby warrant that it has full and sole power, right and authority to enter into this Agreement, that this Agreement has been duly and validly authorized and executed, by it and that this Agreement is the valid and binding obligation of such Party.

     Section 3.2 - The CD Technology is licensed as-is. INCH does not warrant that the CD Technology is capable of industrial realization or commercial exploitation, the risks of which are being assumed solely by CDP, and INCH shall have no responsibility for the consequence of any such failure of industrial realization or commercial exploitation. It is understood that INCH is not making, and expressly disclaims, any warranties or representations with respect to the validity or enforceability of any patent rights which may relate to the CD Technology nor is it making any representations or warranties that the manufacture, use or sale of any product involving the practice thereof and will not infringe the patents of any third party. INCH makes no other warranty or guarantee of any kind whatsoever, either express or implied, including without limitation any warranties of merchantability or fitness for a particular purpose. In no event will INCH be liable for any incidental, special, or consequential damages arising out of or relating in any way to this License Agreement, the CD Technology or licensee's use of the same. In no event will INCH be liable for any damages in excess of the royalties received by INCH from CDP.

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     Section 3.3 - CDP warrants and covenants that: (a) with the exception of the sale of CD Packages, CDP will not accept any purchase order or contract that will by its terms or by the operation of law abridge INCH's rights in and to the CD Technology; (b) CDP will obtain any required export licenses to implement this Agreement in foreign countries, including but not limited to submission of an international import certificate and a statement as to ultimate consignee or purchaser; and (c) CDP has all legal right to conduct its activities as contemplated by this Agreement, including but not limited to all necessary rights to produce and sell CD Packages, which include and contain substantial technology in addition to the CD Technology.

                 ARTICLE IV - Rights and Obligations of Parties

     Section 4.1 - In consideration of CDP's control over the manufacture, marketing and use of CD Packages, CDP hereby agrees to indemnify and hold INCH harmless against all damages awarded or liabilities imposed by reason of, or arising out of any product liability or breach of warranty claim concerning the products manufactured hereunder, including all expenses and attorneys' fees incurred in CDP's defense, but only to the extent of the cumulative royalties earned and/or paid during the term of this Agreement. INCH and its officers and counsel, warrant and assert that they presently have no knowledge of any prior art or defect in the Patent which would render it unenforceable.

     Section 4.2 - In the event that suit should be instituted against CDP by any third party charging the CD Packages which include the CD Technology made and/or sold by CDP, its parent and subsidiary companies and/or its sublicensees, to be an infringement of any patent or patents by virtue of the CD Technology licensed or sold hereunder being dominated by a third

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party patent, CDP shall have the right to withhold payment of the royalties accruing hereunder. CDP agrees to pay 50% of said royalties so withheld into an interest-bearing escrow account nominated by INCH for CDP's protection against any and all loss or expense resulting from or incident to such suit. In such event, royalty payments to INCH will not be resumed until such suit or suits shall have been terminated and until CDP shall have been reimbursed in full, but only from withheld royalties, which sums shall have been paid to escrow or retained by CDP, for all costs, expenses, attorneys' fees and damages incurred or suffered by it directly or indirectly on account of or by reason of such suit or suits. INCH shall have the right to be represented in any such suit by counsel of its own selection at its own expense.

     Section 4.3 - During the term of the exclusive license granted hereunder, CDP has the right but not the obligation to sue a third party in its own name for infringement of the Patent and may join INCH as the title holder. In the event that CDP intends to institute suit against a third party for infringement of the Patent rights licenced hereunder, CDP shall notify INCH at least thirty
(30) days in advance of commencing suit. During this period of thirty (30) days, INCH shall have the option of joining CDP as a co-plaintiff (or, if a declaratory judgment action has been filed by the third party, as a co-defendant) in the suit. If CDP elects to sue for infringement of said Patent rights, CDP and INCH shall share equally in any and all damages which may be recovered from a third party. In the event that CDP elects not to sue for infringement within sixty (60) days after due notice of such infringement has been given CDP by INCH, INCH shall have the exclusive right to sue and recover damages for infringement of said Patent rights without accounting to CDP.

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     Section 4.4 - CDP shall not settle any infringement suit in connection with the Patent rights licensed hereunder by granting a sublicense to a third party without the prior written approval of INCH, which approval shall not be unreasonably withheld. Similarly, neither INCH nor CDP shall obtain a license from a third party, in settlement of an infringement suit by such third party in connection with the Patent rights licensed hereunder without first obtaining the prior written approval of the other party hereof, which approval shall not be unreasonably withheld.

     Section 4.5 - INCH agrees that it will promptly notify CDP of and communicate to CDP full information in writing covering any improvements, developments, inventions, changes or innovations in the CD Technology disclosed in the Patent No. 5,383,554 of any size or type or part thereof, which INCH may develop or acquire. INCH further agrees that if such improvements, developments, inventions, changes or innovations shall involve or include patentable subject matter, then if INCH files or secures any patent thereon in any country, INCH shall grant to CDP a full time license to make, use and sell CD packages covered by any such patents.

                           ARTICLE V - Quality Control

     Section 5.1 - In the event CDP sells or offers for sale products under the trademark "INCH PACK", CDP shall produce, and shall require its parent and subsidiary companies and its sublicensees to produce, CD packages which meet the quality standards conventional in the "jewel box" industry, as regards dimensional tolerances, flatness and optical clarity. In the event of a failure by CDP to comply with these quality standards, or should any of the CD Packages

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not comply with such quality standards for any reason, then upon notice given by
INCH to CDP, including an in-plant notice given by INCH's quality control representatives of this failure, CDP, and/or its parent and subsidiary companies and/or its sublicensees, shall immediately cease all further production and shipment of the subject CD Packages until the failure is corrected and, if requested by INCH, CDP will recall or require the recall of any substandard product at CDP's sole expenses

     Section 5.2 - In the event CDP sells or offers for sale products under the trademark "INCH PACK", CDP shall comply promptly with the quality control sampling and reporting procedures prescribed by INCH. INCH's representatives shall be permitted to enter and inspect at reasonable times during business hours, without prior notice, those plants and warehouses where the CD Packages are being manufactured, packaged or stored.

                            ARTICLE VI - Consultancy

     Section 6.1 - INCH will supply consulting services to CDP in the area of the design and manufacture of CD Packages at such times and at such places as CDP shall designate. Such consulting services shall be provided by or at the direction of David Cowan, President of INCH.

     Section 6.2 - INCH is an independent contractor as regards the services rendered under this Agreement. Neither INCH nor CDP are an agent or representative of the other and have no right or authority, expressed or implied, to assume or create any obligation on behalf of the other.

     Section 6.3 - INCH agrees to provide CDP free of charge an initial transfer of all information, currently known, relevant to the design, manufacture and marketing of the CD Technology. INCH believes that this initial information transfer is expected to require not more

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than two (2) man days. After completion of the initial information transfer, CDP will pay INCH for consulting services requested of INCH by CDP in writing prior to performance at the rate specified below:

     During Phase I  (prior to the sale and delivery of the
          first 10,000 units):                               $50/hr.
     During Phase II (after the sale and delivery of the
          first 10,000 units):                               $110/hr.


INCH will invoice CDP not more often than weekly and CDP will make payment within 30 days after invoicing.

                       ARTICLE VII - Term and Termination

     Section 7.1 - This license becomes effective on the date first hereinabove appearing and shall remain in force for a minimum of five (5) years and a maximum of the life of the U.S. Patent No. 5,383,554 and any corresponding patents which may issue in other countries, unless terminated in accordance with the provisions hereinafter set forth.

     Section 7.2 - This Agreement may be terminated at the election of INCH if CDP is adjudged bankrupt or makes a composition with creditors or if a receiver of its affairs is appointed.

     Section 7.3 - Either INCH or CDP may terminate this Agreement at its election in the event of breach or default by the other, without waiver of any other remedy, by serving notice of termination on the other effective not less than two (2) months after service and specifying the particulars of the breach or default. If, within the two (2) month period following such notice, the breach or default is remedied, this Agreement shall continue in full force and effect, otherwise it shall terminate in accordance with such notice.

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                  ARTICLE VIII - Assignability and Construction

     Section 8.1 - CDP may assign this Agreement only in connection with the transfer, merger or sale of its entire business relative to this Agreement. INCH may assign this Agreement, but no such assignment shall operate to defeat any present licenses to CDP granted hereunder.

     Section 8.2 - All notices provided for in this Agreement shall be given in writing and shall be effective when either served by personal delivery or deposited postage-paid via Certified Mail addressed to the parties at the addresses given above or such addresses as the parties may later fix by notice.

     Section 8.3 - This Agreement constitutes the complete Agreement between the parties relative to the subject matter hereof and no modification shall be binding upon either party hereto unless it is in writing referring to this Agreement and executed by both parties.

     Section 8.4 - This Agreement is made in, and shall be construed in accordance with the laws of the State of New York. Jurisdiction is conferred upon the federal and state courts in the State of New York.

     Section 8.5 - Any portion or provision of this Agreement which in any way contravenes the law of any state or country in which the Agreement is effective shall in such state or country to the extent of such contravention of law be deemed separable and shall not effect the other provisions of this Agreement.

     Section 8.6 - Termination of this Agreement shall not effect any contractual rights or duties which by terms of this Agreement are intended to survive termination of this Agreement.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the dates indicated below.

Dated: March 13, 1998                            INCH, INC.
      ----------------------------
                                                 By /s/ David Cowan
                                                   -----------------------------
                                                 Name: David Cowan
                                                 Title: President

Dated: March 15, 1998                            COMPACT DISC PACKAGING, CORP.
      ----------------------------
                                                 By: /s/ David Kassel
                                                    ----------------------------
                                                 Name: David Kassel
                                                 Title: President


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